Exhibit 10.16

EXECUTION COPY

MANAGEMENT AGREEMENT

This Management Agreement (the “Agreement”) is entered into as of January 25, 2007, by and between Onex Partners Manager LP, a Delaware limited partnership (the “Consultant”) and Metal Services Acquisition Corp., a Delaware corporation (the “Company”).

The Company and its direct or indirect subsidiaries which receive the services performed by the Consultant, are hereinafter referred to as the “Clients”. The Consultant and the Company are hereinafter jointly referred to as the “Parties”.

RECITALS

A. The Consultant is specifically skilled in corporate finance, strategic corporate planning and other management services.

B. Pursuant to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of November 10, 2006, by and among the Company, Tube City IMS Corporation, a Delaware corporation, Mill Services Holdings, LLC, a Delaware limited liability company and the other sellers listed on Annex A of the Stock Purchase Agreement, the Company will, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, purchase all of the stock of the Company (together with the other transactions contemplated by the Stock Purchase Agreement, the “Acquisition”)

C. Prior to the date hereof, the Consultant rendered substantial and valuable services to the Clients in connection with the raising of debt financing for the Acquisition.

D. The Clients will continue to require the Consultant’s special skills and management advisory services in connection with their general business operations after the date hereof.

E. The Consultant is willing to make such skills available and to provide such services to the Clients on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Clients and the Consultant, intending to be legally bound, do hereby agree as follows:

1. Engagement. The Clients hereby engage the Consultant for the Term (as hereinafter defined) and upon the terms and conditions herein set forth to provide consulting and management advisory services to the Clients and/or any of their subsidiaries, as the Consultant and the Clients shall mutually agree from time to time. These services will be in the field of financial and strategic corporate planning and such other management areas as the Consultant and the Clients shall mutually agree. In consideration of the compensation to the Consultant herein specified, the Consultant accepts such engagement and agrees to perform the services specified herein.

2. Term. The engagement hereunder shall be for a term commencing on the date hereof and expiring on the tenth anniversary of the date hereof (the “Initial Term”) unless terminated earlier as provided below. Upon expiration of the Initial Term, this Agreement shall automatically extend for successive periods of one year each, unless terminated earlier as provided below or the Consultant or the Company shall give notice to the other at least 90 days prior to the end of the Initial Term (or any annual extension thereof) indicating that it does not intend to extend the term of this Agreement. The Initial Term, together with all such annual extensions of the Initial Term, is referred to herein as the “Term.” This Agreement shall terminate upon a “Sale of the Company” (as defined in the Investor Stockholders Agreement of the Company dated as of the date hereof). In the event of a “Qualified Public Offering” (as defined in the Investor Stockholders Agreement of the Company dated as of the date hereof), if so requested by the underwriter, the Consultant will negotiate the terms and conditions of the termination of this Agreement in good faith.

3. Services to be Performed. The Consultant shall devote reasonable time and efforts to the performance of the consulting and management advisory services contemplated by this Agreement. However, no precise number of hours is to be devoted by the Consultant on a weekly or monthly basis. The Consultant may perform services under this Agreement directly, through its employees or agents, or with such outside consultants as the Consultant may engage for such purpose. Each Client acknowledges that such services to them will not be exclusive, and that the Consultant and its affiliates will render similar services to other persons.

4. Confidentiality. The Consultant shall hold in confidence all proprietary and confidential information of the Clients and/or any of their subsidiaries which may come into the Consultant’s possession or knowledge as a result of its performance of services hereunder, exercising a degree of care in maintaining such confidence as is used by the Consultant to protect its own proprietary or confidential information that it does not wish to disclose. The Consultant shall use all reasonable efforts to ensure that its employees, agents and outside consultants similarly maintain the confidentiality of such proprietary and confidential information of the Clients and/or any of their subsidiaries.

5. Compensation; Expense Reimbursement.

5.1 Compensation.

(a) In consideration of the management advisory services hereunder, the Consultant shall be paid an aggregate annual fee (hereinafter the “Management Fee”) equal to $1,000,000. The Management Fee shall be payable quarterly in arrears on the last business day of March, June, September and December of each year commencing on March 31, 2007 and is subject to increase by the Consultant upon consent of the Board of Directors of the Company (such consent not to be unreasonably withheld) following a material acquisition of a business or line of business. In the event the Company is unable to pay the Management Fee due to restrictions contained in its outstanding revolving credit or term bank loans, the Management Fee shall not be paid, but shall accrue, until such payment is no longer restricted, at which time the accrued but unpaid Management Fee shall be paid to the Consultant. The Clients and/or any of their subsidiaries shall allocate the Management Fee among themselves according to the services received.

(b) During the Term, if the Company consummates any merger, consolidation, acquisition, disposition, reorganization, recapitalization or other extraordinary transaction, the Board of Directors of the Company, in its reasonable discretion, may determine that the Consultant shall be entitled to charge the Company a transaction fee in an amount to be determined by the Board of Directors of the Company. For these purposes, the value of any acquisition or disposition shall be equal to the total enterprise value of the entity or assets being acquired or disposed (including, without limitation, assumed debt or refinanced debt relating thereto).

(c) In consideration of services previously rendered to the Company in connection with the transactions contemplated by the Stock Purchase Agreement (including without limitation the planning and negotiation of the Stock Purchase Agreement and the financing thereof), the Company shall pay the Consultant a one-time fee of $2,000,000, which shall be due and payable in immediately available funds on the date hereof.

5.2 Additional Fees. If the Consultant is requested by the Company to perform services relating to activities outside the ordinary course of the Clients’ business, compensation for such services shall be mutually agreed to by the Company and the Consultant and require the approval of a majority of the members of the Company’s board of directors who are not affiliates of the Consultant.

5.3 Expenses. The Clients shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred in connection with management advisory services to be provided by the Consultant hereunder, including, without limitation, reasonable costs in connection with agents or outside consultants described in Section 3, reasonable travel, lodging and similar out-of-pocket costs incurred by the Consultant in connection with or on account of its performance of services for the Clients hereunder. Reimbursement shall be made only upon presentation to the Clients by the Consultant of reasonably itemized documentation therefor.

6. Indemnification. In addition to their agreements and obligations under this Agreement, the Clients agree, jointly and severally, to indemnify and hold harmless the Consultant and its affiliates, including its officers, directors, stockholders, partners, members, employees and agents (collectively, the “Indemnitees”) from and against any and all claims, liabilities, losses and damages or actions, suits or proceedings in respect thereof (collectively, the “Obligations”), as and when incurred by the Indemnitees, in any way related to or arising out of the performance by the Consultant of services under this Agreement, and to reimburse the Indemnitees for reasonable out-of-pocket legal and other expenses (“Expenses”) as and when incurred by any of them in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the Consultant’s performance under this Agreement (whether or not such Indemnitee is a named party in such proceeding); provided, however, that the Clients shall not be responsible under this Section 6 for any Obligations or

Expenses incurred by an Indemnitee to the extent that it is finally judicially determined (in an action in which such Indemnitee is a party) to result primarily from actions taken by such Indemnitee due to such Indemnitee’s gross negligence or willful misconduct. Without limitation to the foregoing, in no event shall any Indemnitee have any liability, including, without limitation, liability for any Obligations or Expenses in contract, tort or otherwise to the Company in connection with this Agreement, their engagement hereunder or the matters contemplated hereby except to the extent that any such liability is finally judicially determined (in an action in which such Indemnitee is a party) to have resulted primarily from such party’s gross negligence or willful misconduct; nor shall any Indemnitee have liability for lost profits or other consequential, incidental, indirect, special or punitive damages or for any amount in excess of the fees collected by it hereunder.

7. Third-Party Beneficiaries. All Indemnitees not signatory to this Agreement are intended beneficiaries of Section 6 of this Agreement.

8. Notice. Any notice or other communication required or permitted to be given or made under this Agreement by one Party to the other shall be deemed to have been duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or when actually received, if sent by mail, to the party at the following addresses (or at such other address as shall be given in writing by one party to the other):

(i) If to the Consultant, addressed to it at:

Onex Partners Manager LP

712 Fifth Avenue

New York, New York 10019

Attention: Timothy A. R. Duncanson

Facsimile No.: (212) 582-0909

with a copy (which shall not constitute notice) to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Joel I. Greenberg, Esq.

                  Derek M. Stoldt, Esq.

Facsimile No.: (212) 836-8689

(ii) If to the Company, addressed to the Company at:

Metal Services Acquisition Corp.

1155 Business Center Drive

Horsham, PA 19044

Attention: I. Michael Coslov

Facsimile No.: (610) 729-7300

9. Modifications. This Agreement constitutes the entire agreement among the Parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the Parties.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but may not be assigned by any Party without the prior written consent of the other Parties hereto, except that the Consultant may assign its rights and obligations hereunder to its affiliates without the Clients’ prior written consent.

11. Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

12. Governing Law; Jurisdiction; Service of Process. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the Parties in the courts of the State of New York, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New York.

13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

14. Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

ONEX PARTNERS MANAGER LP

By:	Onex Partners Manager GP Inc., its General Partner

	By:	/s/ Robert M. LeBlanc
	Name:	Robert M. LeBlanc
	Title:	Managing Director

	By:	/s/ Anthony Munk
	Name:	Anthony Munk
	Title:	Managing Director

METAL SERVICES ACQUISITION CORP.

By:	/s/ Donald F. West
Name:	Donald F. West
Title:	Vice President

SIGNATURE PAGE — MANAGEMENT AGREEMENT